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                                                                    Exhibit 99.1

Contact:   John Calagna
           212-578-6252
           jcalagna@metlife.com

             METLIFE RECEIVES $858 MILLION FOR ITS INTEREST IN NVEST

New York, October 30, 2000 -- MetLife, Inc. (NYSE: MET) today announced the completion of the sale of its Boston-based investment management affiliates, Nvest, L.P. and Nvest Companies, L.P., to wholly-owned subsidiaries of CDC Asset Management. MetLife sold its 48 percent interest in Nvest as part of the transaction. A definitive agreement relating to the sale of Nvest was announced in June 2000.

The purchase price paid was $40 per unit for Nvest, L.P. and Nvest Companies, L.P. MetLife is receiving $858 million in the transaction.

MetLife's Nvest interest was acquired as part of MetLife's merger with New England Financial in 1996. CDC Asset Management is the investment management arm of France's Caisse des Depots Group, a major diversified financial institution headquartered in Paris.

MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and group customers. The MetLife companies serve approximately nine million individual households in the U.S. and companies and institutions with 33 million employees and members. It also has international insurance operations in 12 countries.

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This release contains statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not guarantees of future performance. Actual results may differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties including: changes in interest rates, declines in securities markets and the effect on sales of investment products and on our investment portfolio, competition, litigation, differences between actual claims experience and underwriting and reserving assumptions, downgrades in our or our affiliates' ratings and the risk factors described from time to time in our filings with the Securities and Exchange Commission, including our S-1 registration statements.